Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-61503, 33-61612 and 333-129887) pertaining to the Sport Chalet, Inc. 1992 Incentive Award Plan and the Sport Chalet, Inc. 2004 Equity Incentive Plan of our report dated June 7, 2011, relating to the consolidated financial statements of Sport Chalet, Inc., appearing in this Annual Report (Form 10-K) for the year ended April 3, 2011.

/s/ Moss Adams LLP

Los Angeles, California
June 7, 2011